Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED SALES GROWTH

(Unaudited)

(In thousands)

Management believes that presentation of sales growth in the quarterly and year-to-date periods adjusted to eliminate the effects of acquisitions, divestitures and the impact of currency translation, provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations.

	Three Months Ended		% Change
	March 31, 2006	April 1, 2005
ARAMARK Corporation Consolidated Sales (as reported)	$2,829,495	$2,659,142	6%
Effect of Currency Translation	—	(13,490)
Effect of Acquisitions and Divestitures	(53,234)	(33,226)

ARAMARK Corporation Consolidated Sales (as adjusted)	$2,776,261	$2,612,426	6%

	Six Months Ended		% Change
	March 31, 2006	April 1, 2005
ARAMARK Corporation Consolidated Sales (as reported)	$5,755,423	$5,389,375	7%
Effect of Currency Translation	—	(26,910)
Effect of Acquisitions and Divestitures	(105,303)	(49,494)

ARAMARK Corporation Consolidated Sales (as adjusted)	$5,650,120	$5,312,971	6%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED OPERATING INCOME

(Unaudited)

(In thousands)

Management believes that presentation of operating income growth in the quarterly periods adjusted to eliminate the effect of the fiscal 2005 gain from a real estate sale by an equity affiliate ($9.7 million), provides useful information to investors because it enhances comparability between the current year and prior year reporting periods.

	Three Months Ended		% Change
	March 31, 2006	April 1, 2005
Food and Support Service - U.S. Operating Income (as reported)	$73,922	$77,608
Gain from Real Estate Sale by Equity Affiliate	—	(9,737)

Food and Support Services - U.S. Operating Income (as adjusted)	$73,922	$67,871	9%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED OPERATING INCOME MARGIN

(Unaudited)

(In thousands)

In the second quarter of fiscal 2005, ARAMARK recorded a $9.7 million gain related to a real estate sale by an equity affiliate. The table below is presented to illustrate the effect of this gain on operating income margin, which we define as operating income expressed as a percentage of sales.

	Three Months Ended		% Change
	March 31, 2006	April 1, 2005
Food and Support Services - U.S. Sales (as reported)	$1,785,622	$1,705,705

Food and Support Services - U.S. Operating Income (as reported)	$73,922	$77,608

Food and Support Services - U.S. Operating Margin (as reported)	4.1%	4.5%

Food and Support Services - U.S. Sales (as reported)	$1,785,622	$1,705,705

Food and Support Services - U.S. Operating Income (as reported)	$73,922	$77,608
Less: Gain on Sale	—	(9,737)

Food and Support Services - U.S. Operating Income (as adjusted)	$73,922	$67,871

Food and Support Services - U.S. Operating Margin (as adjusted)	4.1%	4.0%	0.16%